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                                                                 Exhibit 10(hhh)





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                            AMERICAN AIRLINES, INC.

                       1995 EMPLOYEE PROFIT SHARING PLAN


Purpose

The purpose of the 1995 American Airlines Employee Profit Sharing Plan ("Plan") is to provide participating employees with a sense of commitment to, and direct financial interest in, the success of American Airlines, Inc. ("American").


Definitions

"Fund" is defined as the profit sharing fund, if any, accumulated in accordance with this plan.

"Qualified Earnings" is defined as an employee's pensionable earnings less such income items as moving expenses and related benefits, disability payments, incentive or profit sharing awards paid in the Plan year and other awards and allowances.

"Return on Investment" or "ROI" is defined as Plan Earnings divided by Adjusted Investment, stated as a percentage.

"Plan Earnings" is defined as AMR Corporation's ("AMR") pretax income plus AMR's interest expense, plus any accruals for American's profit sharing and incentive compensation plans, plus aircraft rental expense, less Calculated Amortization for Operating Leases and less pretax income and interest expense attributable to AMR subsidiaries other than American. For purposes of such calculation, the AMR Incentive Compensation Committee ("Committee") may include or exclude from Plan Earnings special or non-recurring gains or losses at its discretion.

"Adjusted Investment" is defined as AMR's Debt (as hereinafter defined) plus the present value of operating lease rental payments, plus AMR stockholders' equity, less stockholder's equity attributable to AMR subsidiaries other than American. "AMR's Debt" is defined as notes payable plus the current and non-current portions of both long-term debt and capital leases, less any long-term debt and capital leases relating to AMR subsidiaries other than American.

"Calculated Amortization for Operating Leases" is defined as the present value, at inception, of operating lease rental payments, amortized over the life of the lease, using the effective interest method.





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"Affiliate" is defined as a subsidiary of AMR or any entity that is designated by the Board as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.

"Set Aside" is defined as the Adjusted Investment (currently $16.4 billion) multiplied by 8%.


Eligibility for Participation

All full-time and part-time employees of American who worked during the Plan year are eligible to participate in the Plan after completing six consecutive months of service with any AMR companies. This six months is included in their eligible time worked under the Plan.

Notwithstanding the foregoing, however, an employee will not be eligible to participate in the Plan if such employee is, at the same time, eligible to participate in :

      i) the 1995 American Airlines Incentive Compensation Plan for Officers and Key Employees,

     ii) the variable compensation program for members of the Allied Pilots Association (as implemented in 1991),

    iii) any incentive compensation, profit sharing, or other bonus plan implemented in 1995 for employees of any division of American, or

     iv) any incentive compensation, profit sharing, or other bonus plan sponsored by an Affiliate.

In general, this Plan includes all American employees Level 4 and below, who are not covered by the plans described above. Currently, this Plan covers approximately 71,000 employees.

Profit Sharing awards will be determined on a proportionate basis for participation in more than one plan. Employees who transfer from/to Affiliates or any other plan described above, and have been employed with any AMR companies for at least six consecutive months, will receive awards from each plan on a proportionate basis.

In order to receive an award under the Plan, an individual must satisfy the aforementioned eligibility requirements and must be an employee of American or an Affiliate at the time an award under the Plan is paid. If at the time awards are paid under the Plan, an individual has retired from American or an Affiliate (including accepting the 1994 Voluntary Early Retirement Program), has been terminated without cause (i.e. layoff), is disabled, or has died, the award which





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the individual otherwise would have received under the Plan but for such retirement, termination, disability, or death may be paid to the individual, or his/her estate in the event of death, at the discretion of the Committee.


The Profit Sharing Fund

Performance will be measured by ROI and the fund will accumulated based on that performance. When ROI is above 8.0%, the Profit Sharing Plan will accumulate a percentage of Plan Earnings in excess of Set Aside (defined as "Incremental Plan Earnings") according to the rates shown below. However, once an ROI of 8.0% is achieved, the fund will be established at a minimum of $5 million to prevent minimal payments for full-time employees.

                                  Rate of Fund accumulation as a % of
                 ROI                   Incremental Plan Earnings
                 ----                  -------------------------
              8.0 - 11.0%              7% of Incr. Plan Earnings
             11.0 - 13.0%             17% of Incr. Plan Earnings
             13.0 - 18.0%             23% of Incr. Plan Earnings
              above 18.0%             30% of Incr. Plan Earnings

The size of the Fund will be determined according to the above stated rates and is not related to the number of employees covered.


Award Distribution

Domestic         For domestic employees, individual awards under the Plan will be based on:

                 1) the amount of the Profit Sharing Fund,
                 2) the employee's hours worked during the Plan year,
                 3) the employee's total years of service, and
                 4) the employee's Qualified Earnings during the plan year.

             These factors are explained in a following paragraph.

International    A portion of the Fund will be allocated for international
                 employees based on their proportion of factors 2, 3, and 4 in the paragraph above. This portion of the Fund will be set aside for distribution at the discretion of the appropriate
                 Senior Vice President.





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Award Determination for Domestic Employees

Individual domestic awards will be computed as follows:

         (a) Each eligible participant will receive an award equal to the product of 50 percent (50%) of the domestic Fund multiplied by the eligible participant's Hours Worked Percentage (as hereinafter defined). "Hours Worked Percentage" is defined as that percentage where the denominator is the sum of all hours worked during 1995 by eligible participants hereunder and the numerator is the actual number of hours worked during 1995 by each eligible participant.

         (b) Each eligible participant will receive an award equal to the product of 25 percent (25%) of the domestic Fund multiplied by the eligible participant's Years Worked Percentage (as hereinafter defined). "Years Worked Percentage" is defined as that percentage where the denominator is the sum of all years worked by eligible participants hereunder on behalf of American and the numerator is the number of years worked on behalf of American by each eligible participant.

         (c) Each eligible participant will receive an award equal to the product of 25 percent (25%) of the domestic Fund multiplied by the eligible participant's Qualified Earnings Percentage (as hereinafter defined). "Qualified Earnings Percentage" is defined as that percentage where the denominator is the sum of all 1994 Qualified Earnings of eligible participants hereunder and the numerator is the Qualified Earnings of each eligible participant.

         (d) Each individual award will be determined by adding the results of the computations of subparagraphs (a), (b) and (c) above.

         (e) Notwithstanding the foregoing, at the discretion of the Committee, the Fund may not be fully distributed. In addition, and unless the Committee otherwise decides, an award made under the Plan, in combination with any other incentive, commission, profit sharing or other bonus award(s) made under another plan of an Affiliate, may not, in the aggregate, exceed 100% of the recipient's base salary, without the approval of the Committee.


Administration

The Plan will be administered by a Committee comprised of officers of American appointed by the Chairman of AMR. The Committee will have authority to





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administer and interpret the Plan, establish administrative rules, determine eligibility and take any other action necessary for the proper and efficient operation of the Plan. The amount, if any, of the Fund shall be computed by the General Auditor of American based on a certification of ROI by American's independent auditors. A summary of awards under the Plan shall be provided to the Board of Directors at the first regular meeting following determination of the awards.


Method of Payment

The Committee shall determine the method of payment of awards. Awards shall be paid as soon as practicable after audited financial statements for the year 1995 are available. Individuals, except retirees, may elect to defer their awards into the 401(k) plan established by American.


General

Neither this Plan nor any action taken thereunder shall be construed as giving to any employee or participant the right to be retained in the employ of American or any Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits thereunder, other than the right to receive payment of such award as may have been expressly determined by the Committee.

In consideration of the employee's privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American, to any unauthorized party and, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American or after such employment is terminated, and (iii) not to solicit any current employees of American or any subsidiaries of AMR Corporation to join the employee at his or her new place of employment after his or her employment with American is terminated.

The Committee may amend, suspend, or terminate the Plan at any time.





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                          1995 AA PROFIT SHARING PLAN
                            SUPPLEMENTAL INFORMATION



Plan vs. Target

Since the performance measurement for this Plan is investment market based rather than plan (budget) based, target payouts are not necessarily reached when the Company achieves planned performance. The following table shows the expected difference between plan and target payouts.

                                                 Plan                             Target
                                                 ----                             ------
 ROI                                             9.68%                            13.67%
 % of Salary                                     0.84%                             5.0%
 Fund Size* (millions)                           $18.7                            $111.4
 * estimated





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